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Exhibit 99.4
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                          IRREVOCABLE UNIT SUBSCRIPTION

                                                           October 19TH, 2000

To the Board of Directors of IMATEC LTD.

                  The undersigned hereby subscribes for two and one quarter (2.25) units (the "Units"), each Unit consisting of $50,000 principal amount of Series A Senior Notes due January 1, 2002 and 50,000 shares of common stock, par value $.0001 per share, of IMATEC LTD., a Delaware corporation, and agrees to pay therefor a total consideration of US$112,500 in cash. This subscription agreement is irrevocable and shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of laws.

                  The undersigned hereby agrees, represents, and warrants that:

            (1) It is acquiring the Units for its own account (and not for the account of others) for investment and not with a view to the distribution or resale thereof;

            (2) By virtue of its position, it has access to the same kind of information which would be available in a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act");

            (3) It is a sophisticated investor and an accredited investor as defined in Rule 501 under the Securities Act;

            (4) It understands that it may not sell or otherwise dispose of such securities in the absence of either an effective registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act, and

            (5) The certificates representing such shares may contain a legend to the effect of (4) above.

                                          Very truly yours,


                                          /s/ Renee Bleeman Bernbaum
                                          --------------------------
                                          Renee Bleeman Bernbaum

Accepted as of the date set forth above:

IMATEC LTD.
By: /s/ Hanoch Shalit
    --------------------------------
    Title:  Chairman of the Board of
    Directors, President, and Chief
    Executive Officer